UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.     )

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INTERNATIONAL COAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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300 Corporate Centre Drive
Scott Depot, West Virginia 25560

April 9, 2010

Dear International Coal Group, Inc. Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of International Coal Group, Inc. (“ICG”), which will be held on Wednesday, May 19, 2010, at 10:00 a.m. (Eastern Time) at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017.

All holders of record of ICG common stock as of the close of business on March 22, 2010 are entitled to vote at the 2010 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect two Class II directors for three-year terms expiring in 2013, to ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for fiscal year ending December 31, 2010, to consider and vote upon a stockholder proposal regarding global warming, if properly presented, and to transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

Our Annual Report for the year ended December 31, 2009 is enclosed. Your proxy card is also enclosed. If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee.

Sincerely,

Wilbur L. Ross, Jr. Chairman of the Board of Directors	Bennett K. Hatfield President and Chief Executive Officer

300 Corporate Centre Drive
Scott Depot, West Virginia 25560
______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2010
______________

The 2010 Annual Meeting of Stockholders of International Coal Group, Inc. (“ICG” or the “Company”), a Delaware corporation, will be held on Wednesday, May 19, 2010, at 10:00 a.m. (Eastern Time), at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017, for the following purposes:

(1)	To elect two Class II directors for three-year terms expiring in 2013;

(2)	To ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)	To consider and vote upon a stockholder proposal regarding global warming, if properly presented; and

(4)	To transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2010 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2010 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ICG’s principal executive offices, located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, during the ten days preceding the 2010 Annual Meeting.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

April 9, 2010

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE, THEN YOU MAY VOTE YOUR SHARES BY MAILING YOUR SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, OR BY TELEPHONE OR THE INTERNET IF YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH INSTRUCTIONS ON HOW TO DO SO. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET WILL BE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010—THE PROXY STATEMENT AND 2009 ANNUAL REPORT ARE AVAILABLE AT WWW.INTLCOAL.COM/EPROXY.

300 Corporate Centre Drive
Scott Depot, West Virginia 25560
______________

PROXY STATEMENT
______________

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING

We mailed this proxy statement, proxy card and our Annual Report for the fiscal year ended December 31, 2009 to all stockholders entitled to vote at the 2010 Annual Meeting on or about April 9, 2010. The 2010 Annual Meeting will be held on Wednesday, May 19, 2010, at 10:00 a.m. (Eastern Time) at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017. Directions to the 2010 Annual Meeting can be found at the back of this proxy statement.

Q:       Why did I receive this proxy statement?

A:        The Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting because you were a holder of International Coal Group, Inc. common stock as of the close of business on March 22, 2010, the record date, and are entitled to vote at the 2010 Annual Meeting. As of the record date, there were 203,790,806 shares of common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2010 Annual Meeting.

Q:       What are the voting recommendations of the Board of Directors?

A:       The Board of Directors recommends the following votes:

•	FOR each of the director nominees (Proposal 1);
•	FOR ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 2);
•	AGAINST the stockholder proposal regarding global warming (Proposal 3); and
•	In accordance with their judgment on any other matters which may properly come before the meeting.

Q:       Will any other matters be voted on?

A:       We are not aware of any other matters that will be brought before the stockholders for a vote at the 2010 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote on such matters using their discretion.

Q:       How many votes do I have?

A:       Each share of common stock that you owned at the close of business on March 22, 2010, the record date, is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and
•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Q:       How do I vote by proxy?

A:       If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement, (ii) for the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the year ending December 31, 2010, (iii) against the stockholder proposal regarding global warming, and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the 2010 Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the 2010 Annual Meeting should you be present and desire to do so.

Q:       Can I change my vote?

A:       Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2010 Annual Meeting by:

•	submitting by mail, telephone or Internet a valid, later-dated proxy, as described on your proxy card;
•	if your bank, broker or other nominee has provided you with instructions on how to do so, submitting a valid, subsequent vote by telephone or the Internet;
•	notifying our Secretary in writing before the 2010 Annual Meeting that you have revoked your proxy; or
•	voting in person at the 2010 Annual Meeting.

Q:       If I hold shares in street name, how can I vote my shares?

A:       You can submit voting instructions to your bank, broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these proxy materials by your bank, broker or nominee.

Q:       What will happen if I do not instruct my bank, broker or other nominee how to vote?

A:       If your shares are held in street name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee may vote your shares at its discretion on routine matters such as the ratification of the independent registered public accounting firm (Proposal 2).

On non-routine matters, such as the election of directors (Proposal 1) and the stockholder proposal regarding global warming (Proposal 3), banks, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.”  Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast in favor of or against a proposal but will have the same effect as votes cast against a particular proposal.

Q:       How many shares must be present to hold the 2010 Annual Meeting?

A:       Holders of a majority of the shares of our outstanding common stock as of the record date, or 101,895,404 shares, must be represented in person or by proxy at the 2010 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:       What vote is required to approve each proposal?

A:       In the election of directors, the two nominees receiving the highest number of “FOR” votes will be elected. Abstentions, broker non-votes and proxies marked “withhold” will have no impact on the election of directors. The stockholder proposal regarding global warming requires the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2010 Annual Meeting. Accordingly, abstentions and broker non-votes will have the effect of votes against such proposal.  The ratification of Deloitte & Touche also requires the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2010 Annual Meeting.  However, it is considered a routine matter on which brokers may vote but abstentions will count as votes against ratification.

Q:       Who is paying the costs of soliciting these proxies?

A:       We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Q:       What do I need to do to attend the 2010 Annual Meeting?

A:       You are entitled to attend the 2010 Annual Meeting only if you were a stockholder as of the close of business on March 22, 2010 or hold a valid proxy for the 2010 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 22, 2010, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2010 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. At the 2010 Annual Meeting, the terms of the current Class II directors (Cynthia B. Bezik and William J. Catacosinos) will expire. The terms of the Class III directors (Wilbur L. Ross, Jr., Bennett K. Hatfield and Wendy L. Teramoto) will expire at the Annual Meeting to be held in 2011 and the terms of Class I directors (Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell) will expire at the Annual Meeting to be held in 2012.

The Board of Directors has nominated incumbent directors Ms. Bezik and Dr. Catacosinos for reelection as Class II directors. Each of the nominees was recommended for reelection by the Nominating and Corporate Governance Committee and has been approved by the Board of Directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, events which are not anticipated, your proxy authorizes us to vote for another person nominated by the Board of Directors. The Board of Directors has no reason to believe that the persons named as nominees will be unable to serve. A plurality of the votes of the shares of common stock present in person or by proxy and entitled to vote on the election of directors is required to elect Ms. Bezik and Dr. Catacosinos under applicable Delaware law. In determining whether each nominee has received the requisite number of votes, abstentions will not be counted.

Qualifications and Experience

The Board of Directors considers the particular experience or skills of individual members, and looks at the Board of Directors as a whole in considering whether an individual is an appropriate nominee for director.  As set forth in our Guidelines on Significant Corporate Governance Issues, which is available on our Company’s website, the Board of Directors reviews factors such as judgment, skill, diversity, personal and professional integrity, experience with businesses of comparable size to the Company and the interplay of the candidate’s experience with the experience of other members of the Board of Directors. The Board of Directors has not defined diversity and believes it encompasses different professional experiences and points of view as well as race and gender.  No one quality or factor is weighted more heavily.  Based on the foregoing, the Board of Directors believes that the mix of experience and skills of the current nominees to the Board of Directors complement those of the existing members as more fully described below.

The Board of Directors unanimously recommends a vote “FOR” each of the Class II nominees named below.

Class II Director Nominees — Term Expiring in 2013

Cynthia B. Bezik

Ms. Bezik, age 57, is an incumbent director nominated for reelection.  She has been a director since April 2005 and was a director of ICG, Inc. from December 2004 through December 2005.  Ms. Bezik has over thirty years of financial management experience.  She currently provides financial consulting services to companies on a free-lance basis.  From May 2006 to August 2008, she was the Chief Financial Officer of WCI Steel, Inc., an integrated, flat-rolled steel producer.  Prior to that, Ms. Bezik worked as a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings from May 2004 to May 2006.  From November 1997 through July 2003, Ms. Bezik was a Senior Vice President - Finance and Chief Financial Officer at Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc.), a NYSE-listed company that is a major supplier to the steel industry.  Before that, she was the Treasurer at Cliffs Natural Resources from October 1994 through October 2003. Earlier in her career, Ms. Bezik was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing company.  In September 2005, Ms. Bezik joined the Board of Managers of Cadence Innovation LLC (f/k/a New Venture Holdings, LLC), a privately held, tier-one automotive supplier, and was appointed chair of its audit committee in October 2005.   Ms. Bezik ceased being a Board Member in mid-2009.  Additionally, from February through September 2004, Ms. Bezik was a director and chair of the audit committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. Ms. Bezik is a C.M.A. (Certified Management Accountant) and holds a B.S. from Youngstown State University and an M.B.A. from Case Western Reserve University.

Ms. Bezik's substantial financial and accounting expertise and work experience, particularly in metals and mining and manufacturing industries, provides the Board of Directors with essential financial skills and insight directly relevant to the Company.

William J. Catacosinos

Dr. Catacosinos, age 79, is an incumbent director nominated for reelection.  He has been a director since April 2005 and was formerly a director of ICG, Inc.  Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm, for over five years. Dr. Catacosinos also currently serves as Manager of the Laurel Hill Advisory Group, LLC and as President of the Laurel Hill Advisory Group Company. From 2000 until the end of 2005, Dr. Catacosinos served as the Chairman, President and Chief Executive Officer of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, an electric utility, from January 1984 to July 1998. Dr. Catacosinos was also a director of Preservation Science, Inc., a St. Petersburg, Florida, company that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S., an M.B.A. and a Ph.D. in Economics from New York University.

Dr. Catacosinos has significant experience in the energy industry and prior Chief Executive Officer experience that provides the Board of Directors with industry knowledge and management experience.

Class III Continuing Directors — Term Expiring in 2011

Wilbur L. Ross, Jr.

Mr. Ross, age 72, has served as the Non-Executive Chairman of our Board of Directors since April 2005 and formerly served in the same capacity at ICG, Inc.  Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000.  Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, the Chairman of the Investment Committee of the Taiyo Fund and the Chairman of Invesco Private Capital.  Mr. Ross is also Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, Inc., a fabric innovations company located in the United States; IPE-Ross Management Ltd., an investment partnership investing in middle-market European buyouts; and International Auto Components Group SL, a joint-venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity; American Home Mortgage Services, Inc. and Plascar Participacoes SA. Mr. Ross is a board member of ArcelorMittal N.V.; Assured Guaranty Ltd., a provider of financial guaranty and credit enhancement products; Compagnie Européenne de Wagons SARL in Luxembourg; Insuratex, Ltd., an insurance company in Bermuda; Plascar Participacoes SA; Phoenix International Insurance Company; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry; IAC Acquisition Corporation Limited; IAC Group SARL; and Masters Capital Nanotechnology Fund. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group Inc. from February 2002 to April 2005, a director of Montpelier RE Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of Whitney Museum of American Art, the Japan Society, and the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation and the Partnership for New York City. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Mr. Ross has keen business acumen as well as significant experience in finance and knowledge of the capital markets that provides the Board of Directors with invaluable transactional and financial assistance and insight. Mr. Ross also represents one of the Company’s largest shareholders.

Bennett K. Hatfield

Mr. Hatfield, age 53, has been our President, Chief Executive Officer and a director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and University.

As the President and Chief Executive Officer of the Company, Mr. Hatfield provides the Board of Directors with knowledge of the daily affairs of ICG and with essential experience, insight and expertise in mine planning and development, strategic development and the coal industry in general.

Wendy L. Teramoto

Ms. Teramoto, age 35, has been a director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Presently, Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC. and before her current position, Ms. Teramoto served as Vice President from April 2000 through July 2005.  Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm.  Additionally, Ms. Teramoto is a director at Wagon PLC, an automotive parts manufacturer, and at the Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad industry.  Ms. Teramoto received a B.S. in Accounting and Finance from the University of Colorado.

Ms. Teramoto has significant expertise in analyzing financial issues and experience with manufacturing companies that provides the Board of Directors with essential financial skills and insight directly relevant to the Company.  Ms.  Teramoto also represents one of the Company’s largest shareholders.

Class I Director Nominees — Term Expiring in 2012

Maurice E. Carino, Jr.

Maurice E. Carino, Jr., age 65, has been a director since May 2006.  Since April 2003, Mr. Carino has owned and operated a family business. From April 2003 to May 2005, Mr. Carino was also a consultant to International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, and Vice President of Federal Government Affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel-related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax Committee.  Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years.  Mr. Carino was also a founding member of the Washington Coal Club.  He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

    Mr. Carino has significant business and manufacturing experience particularly in the steel industry, an important market for our products, and in governmental affairs, both of which provide the Board of Directors with practical knowledge and management experience.

Stanley N. Gaines

Mr. Gaines, age 75, has been a director since May 2006.  He is currently retired.  Prior to retirement, Mr. Gaines served as the General Manager for five different business units and the Chief Executive Officer of a company with five business segments.  In addition, Mr. Gaines was a director and member of the audit committee of the public company, ModTech Holdings, Inc., a national designer and manufacturer of modular buildings.  Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988.  Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries, from 1971 through 1981 for Gould Inc., an international and diversified manufacturer.  In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

Mr. Gaines has significant experience in the management and development of manufacturing businesses, which provides the Board of Directors with practical knowledge and management experience.

Samuel A. Mitchell

Mr. Mitchell, age 66, has been a director since April 2008.  Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc., a Toronto-based property and casualty insurance holding company.  Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2005 to 2007, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial that is an underwriter of property and casualty treaty and facultative reinsurance.  Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm.  Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981.  In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co.  He has a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Mr. Mitchell has significant business and investment experience that provides the Board of Directors with financial expertise.  Mr. Mitchell also represents one of the Company’s largest shareholders.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP to act as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the 2010 Annual Meeting. Deloitte & Touche LLP was ICG’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

Stockholder ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2010 fiscal year if the Board of Directors determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2010 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE

STOCKHOLDER PROPOSAL

We expect the following proposal to be presented by the Office of the Comptroller of New York City at the 2010 Annual Meeting.  The New York City Comptroller’s address and number of shares it beneficially owns will be provided to any stockholder promptly upon oral or written request to the Secretary of the Company.  Following SEC rules, other than minor formatting changes, the proposal and supporting statement as they were submitted to us are set forth below verbatim. We take no responsibility for statements made by the sponsor in connection with the proposal.

Our Board of Directors has recommended that you vote AGAINST this proposal for the reasons explained below.

Global Warming

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions (GHG) are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower GHG emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all GHG emissions generated by fossil fuels in the U.S.

In June 2009, the U.S. House of Representatives passed a climate change bill to reduce GHG emissions to 17% below 2005 levels by 2020 and 83% by 2050.  In September 2009, a similar legislative proposal was introduced to the Senate.  Twenty-four states have already entered into regional initiatives to reduce emissions in advance of the federal mandate.

In December 2009, government and scientific leaders from around the world will gather in Copenhagen for formal talks on implementing the 1992 United Nations Framework Convention on Climate Change.  The collective goal is the formulation of a climate treaty that sets emissions targets for industrialized and developing nations.

In October 2008, McKinsey & Company reported that, “Efforts to reduce climate change can profoundly affect the valuation of many companies, but executives so far seem largely unaware.”

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also can’t continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce GHG emissions.

RESOLVED: The proposal requests a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory and public pressure to significantly reduce greenhouse gas emissions from the company’s operations and from the use of its primary products. Such a report will omit proprietary information, be prepared at reasonable cost, and be available to shareholders by September 1, 2010.

Board of Directors Recommendation:

The Board of Directors recommends that stockholders vote AGAINST this proposal.

We are mindful of the public debate concerning climate change and existing and proposed efforts, including regulatory and legislative efforts, to reduce carbon dioxide and other emissions.  The Company supports efforts to develop and install carbon capture and storage capabilities on the nation’s fleet of coal-fired power plants in order to address emissions concerns while securing a dependable electricity supply for our citizens.

Our Company strives to achieve high standards in environmental stewardship with respect to its mining operations.  We are committed to compliance with environmental requirements applicable to us, as well as any such requirements that may apply to us in the future.  Current federal and state regulations require that all lands disturbed by mining be restored to stringent environmental standards.  However, the Company has adopted various environmental programs that go well beyond regulatory requirements and many of our operations have been recognized as leaders in environmental compliance and mined land restoration.  For example, our Hazard and Eastern subsidiaries have joined in an effort to reintroduce the American chestnut tree to Appalachia as part of our larger voluntary program to restore hardwood forests on mined lands.  Many of our mining operations have been recognized for their efforts in post-mining land restoration, including our Hazard, Eastern, Beckley and Vindex operations. The Company also has undertaken to capture and commercially market coalbed methane, a potential greenhouse gas, where economically feasible.

Nevertheless, we are primarily a coal producer serving the electric power generation industry and other industries by supplying coal which we mine from a number of mining complexes in several states.  Our electric power generation customers burn these fuels to produce energy.  Carbon dioxide is one of the natural by-products of this combustion process.  The stockholder proposal with its references to the global power system, the combustion of coal, and initiatives to reduce carbon dioxide emissions from power plants obviously has direct relevancy to power generators.  However, our Company and its subsidiaries do not have any power plant operations, so this proposal simply is not directly relevant to the Company.

The nature, timing and potential effect of any greenhouse gas regulatory regime that may be put into place are impossible to predict at this time. Many potential legislative and regulatory approaches have been advanced, as have been proposals to encourage the development of alternative energy sources, such as solar, wind and water power.  However, in 2008 approximately 48% of our nation’s electricity was generated by coal-fired power plants and approximately 44% was generated by coal-fired power plants through November 2009.  As no practical replacement for this energy supply has been identified, mining and consuming coal is expected to continue for many years.

The Company recognizes, and has publicly disclosed that regulatory and legislative actions concerning greenhouse gas emissions could have a material adverse effect on the Company’s business, either through direct taxes and other costs, reduced demand for our products or other impacts.  We will continue to carefully monitor these matters and make appropriate public disclosures in the future.  In the meantime, management recommended, and the Board of Directors concurred, that a special study and report of the type contemplated by the shareholder proposal was not a useful expenditure of management time or Company resources.

Therefore, the Board of Directors recommends you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote is required for adoption of the stockholder proposal

PROPOSAL FOUR

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2010 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card, by Internet or by telephone will vote your shares in accordance with their best judgment on such matters. The Chairman of the 2010 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board of Directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, including our executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on our website (www.intlcoal.com) by clicking on “Investor Relations,” and then “Corporate Governance” and is available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. These principles were adopted by the Board of Directors to best ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management align with the interests of the stockholders. The text of the Guidelines is available on our website (www.intlcoal.com) by clicking on “Investor Relations,” and then “Corporate Governance” and is available in print.

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of a director.

This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards to identify relationships that are deemed to impair a director’s independence. If none of the relationships enumerated in the categorical standards are present, a director will be deemed to be independent. These categorical standards are attached as an annex to our above-described Guidelines on Significant Corporate Governance Issues. These categorical standards, which are consistent with the general requirements of independence under the NYSE rules, provide that a director is independent if the Board of Directors determines that he or she currently has no direct or indirect material relationship with us and:

•	for the last three years, the director has not been our employee and no member of the director’s immediate family has been one of our executive officers;

•
for the last three years, neither the director, nor any member of the director’s immediate family, has received more than $120,000 during any 12-month period in direct compensation from us (other than director or committee fees, pensions or deferred compensation);

•
(i) the director is not a current partner or employee of our internal or external auditor; (ii) no member of the director’s immediate family member is a current partner or a current partner of such firm; (iii) no director has an immediate family member who is a current employee of such a firm and personally works on our audit; and (iv) no director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•
for the last three years, neither the director, nor any member of the director’s immediate family, has been employed as an executive officer of another company whose compensation committee includes one of our executive officers; and

•
the director is not employed by, and no member of the director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, us for property or services in annual amounts exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues.

After considering the above standards for independence and the standards for independence adopted by the NYSE, the Board of Directors has determined that all current directors (including those nominated for reelection), other than Mr. Hatfield, (i.e., seven of eight) are independent.

In making this determination, the Nominating and Corporate Governance Committee and the Board of Directors broadly considered all relevant facts and circumstances, including:

•	the nature of any relationships with us;

•	the significance of the relationship to us, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

None of the directors, other than Mr. Hatfield, receives any compensation from us other than customary director and committee fees. We pay WL Ross & Co. LLC a fee for advisory services and have reimbursed certain counsel fees for WL Ross & Co. LLC and Mr. Ross as further described under “Certain Relationships and Related Party Transactions” described below. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. and Ms. Teramoto is a Senior Vice President of WL Ross & Co. LLC.  The Board of Directors has determined that these fees do not impair Mr. Ross’ or Ms. Teramoto’s independence under the foregoing standards.

Director Compensation

Directors who are also our employees receive no additional pay for serving as directors. We currently compensate our non-employee directors in the amount of $50,000 per year and $1,600 per meeting, as well as reimbursement for travel or other expenses incurred in connection with their service.  The chair of the Audit Committee of the Board of Directors receives an additional annual retainer of $15,000 and each of the chairs of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors receive an additional annual retainer of $5,000.  Also, commencing in 2009, each non-employee director became entitled to receive an annual grant of restricted share units equivalent to $50,000 in value on the date of grant.  The grant of restricted share units is expected to be made annually simultaneously with annual equity awards to the executive officers.

Board of Directors Attendance

The Board of Directors held ten meetings during 2009. During that period, each incumbent director attended all of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure as director, except that Messrs. Hatfield and Mitchell each missed one Board of Directors meeting and Messrs. Gaines and Mitchell each missed one Audit Committee meeting. All of the members of our Board of Directors attended the 2009 Annual Meeting. All of the members of our Board of Directors are expected to attend the 2010 Annual Meeting. Our independent directors held five executive sessions outside the presence of management in 2009. In his capacity as a Non-Executive Chairman, Mr. Ross presides at these executive sessions.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board of Directors, a board committee or with an individual director may do so by sending an email to RNicholson@intlcoal.com or writing to such group or persons at:

International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, West Virginia 25560
Attention: Roger L. Nicholson, Senior Vice President, Secretary
 and General Counsel

Communications should specify the addressee(s) and the general topic of the communication. Our General Counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website (www.intlcoal.com) by clicking on “Investor Relations,” and then “Corporate Governance” and is available in print.

Committees of the Board of Directors

The Board of Directors has appointed three standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on our website (www.intlcoal.com) by clicking on “Investor Relations,” and then “Corporate Governance” and is available in print. A description of each committee and its membership follows.

Compensation Committee

Our Compensation Committee consists of Mr. Gaines (Chair), Ms. Bezik, Mr. Carino, and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Compensation Committee met five times during 2009 and held two executive sessions outside the presence of management. Some of the primary responsibilities of the Compensation Committee include the following:

•
annually reviewing the corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and, together with the other independent members of the Board of Directors, determining and approving the CEO’s compensation levels, including salary, bonus, incentive and equity compensation, based on this evaluation;

•
annually reviewing the evaluation process and compensation structure for our other executive officers, evaluating the performance of our other executive officers and approving the annual compensation levels, including salary, bonus, incentive and equity compensation for such executive officers based on these evaluations;

•	reviewing our incentive compensation plans and equity-based compensation plans and recommending changes to such plans to the Board of Directors as needed;

•	taking such actions as are contemplated to be taken by the Compensation Committee under our equity incentive and other employee benefit plans; and

•
reviewing our “Compensation Discussion and Analysis,” making a recommendation as to whether to include it in our Annual Report on Form 10-K and proxy statement relating to our annual meeting of stockholders, and including such recommendation in our proxy statement for our annual meeting of stockholders.

The Compensation Committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities.

A separate Compensation Committee Report is set forth on page 37 of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance committee consists of Dr. Catacosinos (Chair), Mr. Carino and Ms. Teramoto, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Nominating and Corporate Governance Committee met five times in 2009 and held two executive sessions outside the presence of management. The duties of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending candidates to fill vacancies and newly created positions on our Board of Directors;

•	recommending whether incumbent directors should be nominated for re-election to the Board of Directors;

•	reviewing and recommending corporate governance principles applicable to our Board of Directors and our employees; and

•	recommending members of the Board of Directors to the Board of Directors for committee membership.

Our Chief Executive Officer, members of the Nominating and Corporate Governance Committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates. The Nominating and Corporate Governance Committee assesses potential director nominees based on a variety of factors, such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the other directors.

The Nominating and Corporate Governance Committee will also consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. For a description of the process for nominating directors in accordance with our Second Amended and Restated By-laws, please refer to “Stockholder Proposals for the 2011 Annual Meeting” on page 43 of this proxy statement. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by members of our Board of Directors, management, third party search firms or stockholders.

Audit Committee

Our Audit Committee consists of Ms. Bezik (Chair), Dr. Catacosinos, Mr. Gaines, and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.  The Board of Directors has determined that Ms. Bezik and Mr. Mitchell are the Audit Committee financial experts based on their satisfaction of the NYSE and Securities and Exchange Commission (“SEC”) standards of possessing accounting or related financial management expertise. The Audit Committee oversees the engagement of independent registered public accounting firms, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The Audit Committee met 15 times during 2009 and held 12 executive sessions outside the presence of management. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of our financial statements;

•	our financial reporting process and our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent auditors and our internal audit function.

Some of the primary responsibilities of the Audit Committee include the following:

•	to appoint ICG’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	to approve all audit engagement fees and terms and all permissible non-audit engagements with ICG’s independent registered public accounting firm;

•	to ensure that we maintain an internal audit function and review the appointment of the senior internal audit team and/or provider;

•
to meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•
to oversee our financial reporting process and to review in advance our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual report to stockholders, proxy materials and earnings press releases;

•	to review our guidelines and policies with respect to risk assessment and risk management, and to monitor our major financial risk exposures and steps management has taken to control such exposures;

•	to produce the Audit Committee’s report to be included in our annual proxy statement;

•	to review and approve related person transactions in accordance with our policies and procedures; and

•	to make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

A separate Audit Committee Report is set forth on page 42 of this proxy statement.

Leadership Structure

Mr. Ross is the non-executive chairman of the Board of Directors and Mr. Hatfield is the President and Chief Executive Officer.  The Board of Directors believes that separating these roles enables Mr. Hatfield to run the Company with minimum distraction while the chair leads the Board of Directors, recruits new members, advises the Chief Executive Officer and reviews succession issues.

Board of Directors Role in Risk Oversight

After careful consideration, the Board of Directors has determined that risk oversight is a function best served by the entire Board of Directors.  Certain elements of risk oversight related to financial risks, including internal controls, usually are reviewed initially by the Audit Committee.  Similarly, risks posed by our compensation practices are initially reviewed by the Compensation Committee and risks associated with the independence of the Board of Directors and potential conflicts of interest are initially reviewed by the Nominating and Corporate Governance Committee.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, to facilitate oversight of risk by the entire Board of Directors, each committee regularly reports about such risks to the entire Board of Directors.  Senior management reports directly to the Board of Directors regarding risk management.  The Board of Directors and senior management regularly engage in discussions regarding material risks facing the Company so that all members of the Board of Directors understand the risks associated with the business and the Company’s strategy and that the Board of Directors and management agree on the appropriate level of risk for the Company.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Bennett K. Hatfield	53	President, Chief Executive Officer and Director
Phillip Michael Hardesty	47	Senior Vice President, Sales and Marketing
Bradley W. Harris	50	Senior Vice President, Chief Financial Officer and Treasurer
Oren Eugene Kitts	55	Senior Vice President, Mining Services
Samuel R. Kitts	48	Senior Vice President, Planning & Organizational Development
Roger L. Nicholson	49	Senior Vice President, Secretary and General Counsel
William Scott Perkins	54	Senior Vice President, Kentucky Region Operations
Charles G. Snavely	54	Senior Vice President, West Virginia and Northern Region Operations
Joseph R. Beckerle	48	Chief Accounting Officer

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President, Chief Executive Officer and a director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and State University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005.  Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States, including Vice President, Commercial Optimization from January 2005 through April 2005, Vice President, Marketing Services - East from July 2002 through January 2005, and Director of Marketing Services - East from August 1998 until July 2002.  His primary responsibilities at Arch Coal were direct trading, transportation and optimization functions.  Mr. Hardesty has a B.S. in Accounting from the University of Kentucky.

Bradley W. Harris—Senior Vice President, Chief Financial Officer and Treasurer

Mr. Harris has been our Vice President and Chief Financial Officer since September 2006, our Senior Vice President since May 2007 and our Treasurer since November 2007.  Prior to joining us, Mr. Harris was employed by GMH Communities Trust, or GMH, a self-advised, self-managed, specialty housing company, where he most recently served as Executive Vice President and Chief Financial Officer and was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006.  From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris is a C.P.A. (Certified Public Accountant) and has a B.S. in Accounting and an M.B.A., both from Lehigh University.

Oren Eugene Kitts—Senior Vice President, Mining Services

Mr. Kitts has been our Senior Vice President, Mining Services since May 2005.  Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until May 2005, where he was responsible for regulatory compliance, permitting and management of eastern operations technical staff.  Prior to working at Arch Coal, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003.  Before joining Summit Engineering, Mr. Kitts spent over twelve years with A. T. Massey Coal Company, Inc., a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for its coal mining operations in southern West Virginia and eastern Kentucky.  Mr. Kitts has a B.S. in Civil Engineering from West Virginia University.

Samuel R. Kitts—Senior Vice President, Planning & Organizational Development

Mr. Kitts has been our Senior Vice President, Planning and Organizational Development since August 2008, was our Senior Vice President, West Virginia Region Operations from November 2007 to August 2008 and our Senior Vice President, West Virginia and Maryland Operations from April 2005 to November 2007.  Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services, a coal supplier, from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005, where has was responsible for overall management of mining operations. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company.  Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts has a B.S. in Geology and an M.B.A. from Marshall University.

Roger L. Nicholson—Senior Vice President, Secretary and General Counsel

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006.  Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005.  His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate.  Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002.  From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company.  He has a B.S. in Economics and Political Science from Georgetown College and a J.D. from the University of Kentucky.

William Scott Perkins—Senior Vice President, Kentucky Region Operations

Mr. Perkins has been our Senior Vice President, Kentucky Region Operations since November 2007 and was our Senior Vice President, Kentucky and Illinois Operations from April 2005 to November 2007 and held the same position at ICG, Inc. from January 2005 to April 2005.  Prior to his employment with us, Mr. Perkins held various positions with our predecessors.  From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon Natural Resources, where he was responsible for all aspects of operations management of a large-scale union-free surface mining operation in West Virginia.  Prior to that Mr. Perkins was the Vice President and General Manager of Horizon’s Kentucky Division—Union-Free from October 2001 until June 2003, where he was directly responsible for operations, planning, engineering, coal preparation and reclamation.  From May 1999 until September 2001, Mr. Perkins was the Vice President—Appalachian Region Union-Free Surface Operations of AEI Resources where he was primarily responsible for the planning and daily management of all union-free operations in the Appalachian region.  Mr. Perkins has a B.S. in Geology from Kent State University.

Charles G. Snavely—Senior Vice President, WV and Northern Region Operations

Mr. Snavely has been our Senior Vice President, West Virginia and Northern Region Operations since July 2008, our Senior Vice President, Planning and Acquisitions and Northern Region Operations from November 2007 to July 2008, and our Vice President, Planning and Acquisitions from July 2005 to November 2007.  Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until June 2005.  His primarily responsibilities included production, engineering, human relations, product shipment and quality, and safety of various mining operations.  While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until May 2005. Mr. Snavely has a B.S. in Mining Engineering from Virginia Polytechnic Institute and State University.

Joseph R. Beckerle—Chief Accounting Officer

Mr. Beckerle has been our Chief Accounting Officer since October 2007.  From August 2005 until October 2007, Mr. Beckerle was our Director of Sarbanes-Oxley Compliance and External Reporting.  Before joining us, Mr. Beckerle was employed by AG Edwards, Inc., a financial services holding company, from February 1999 through August 2005, serving most recently as Associate Vice President, Director of Sarbanes-Oxley Compliance and Manager of Regulatory Reporting. Mr. Beckerle also worked at Deloitte & Touche LLP from 1993 to 1999, where he last served as an Audit Senior Manager. Mr. Beckerle received a B.S. in Accounting from Southwest Missouri State University and is a certified public accountant.

Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Our Compensation Program

Our compensation program is designed to align our executives’ compensation with our overall business strategies consisting of achievement of safety, environmental and financial objectives, which we believe are key drivers to the success of our business within an appropriate risk-taking parameter.  In addition, we use compensation to attract, retain and motivate highly qualified executives in a very competitive market.

The Compensation Committee of our Board of Directors is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers.  In 2009, the Compensation Committee engaged Exequity as its independent compensation consultant in connection with our Amended and Restated 2005 Equity and Performance Incentive Plan.  The Compensation Committee is authorized in its charter to engage compensation consultants.  The Company incurred $10,125 in fees for the work by Exequity; Exequity did not provide any other services to the Company in 2009.

In order to carry out these responsibilities effectively, the Compensation Committee:

•	reviews annual compensation and benefit values that are being offered to each executive;

•	reviews publicly available annual compensation and benefit values that are being offered by peer companies in the coal industry;

•	reviews the performance of senior management, including the named executive officers, with our Chief Executive Officer; and

•	meets with our Chief Executive Officer and other members of senior management in connection with compensation matters and periodically meets in executive session without management.

Elements of Compensation

Our compensation program currently consists of:

•	base salary;

•	annual performance-based cash bonuses;

•	long-term incentives consisting primarily of periodic grants of restricted shares and stock options; and

•	retirement and other benefits.

Role of Management in Setting Executive Compensation

On an annual basis, the Compensation Committee considers market competitiveness, business results, experience and individual performance in evaluating named executive officer compensation.  The Chief Executive Officer, together with members of our Accounting and Legal Departments, works to design and develop compensation programs, to recommend changes to existing plans and programs applicable to named executive officers and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Compensation Committee in making its decisions, and ultimately to implement the decisions of the Compensation Committee.

The Chief Executive Officer and other members of senior management selected a peer group for comparison purposes consisting of Alliance Resource Partners LP, Alpha Natural Resources Inc., Arch Coal Inc., CONSOL Energy Inc., James River Coal Co., Massey Energy Co., and Patriot Coal Co., which are either direct competitors in our geographic market or are coal producers similar in size to us.  This helps to ensure our executive compensation levels are competitive relative to the companies with which we compete for industry-specific talent in a tight marketplace.  Compensation is generally determined to be competitive if it was within +/- 15% of the targeted competitive market rates.  During its last review, the Compensation Committee reviewed each element and found ICG’s base salary levels to be competitive with the median of both the published survey market data and proxy information; total cash and total direct compensation levels fell between the 25th and 50th percentiles of the published survey data and the proxy data; and ICG’s maximum annual incentive award opportunities were found to be generally in line with the maximum competitive awards for payout levels between 150%-200% of targeted levels for superior performance.

The Compensation Committee and the Board use the experience and judgment of the Committee members in making final decisions with respect to compensation matters, including the salary of the Chief Executive Officer.  The Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance, safety and environmental goals for the executive team.  He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for the short- and long-term incentive plans within the guidelines established by such plans.  Targets are set to drive both annual performance and long-term value creation for stockholders.  The Chief Executive Officer also provides input into his own compensation as he participates in a self-assessment with the Compensation Committee.  This self-assessment includes a review of his view of the accomplishment of his goals against actual performance.  In February 2009, the Chief Executive Officer discussed actual targets and goals with the Compensation Committee for the 2009 fiscal year.  Except as expressly provided in his employment agreement, the Chief Executive Officer is subject to the same financial performance, safety and environmental goals as the other named executive officers, all of which are approved by the Compensation Committee.

Rationale for Compensation Decisions

The compensation program for senior management, including our named executive officers, is designed to reinforce the importance of performance and accountability—at both the individual and corporate levels.  A broad range of facts and circumstances is considered in setting executive compensation.  Among the factors considered for executives generally, and for the named executive officers in particular, are company results, experience, market competitiveness and individual performance.  In evaluating individual performance, the Compensation Committee considers each named executive officer’s performance with respect to: safety, commitment, quality of work, quantity of work, initiative, job knowledge, teamwork and communication.  We do not assign a particular weight to any of these factors for individual performance as the importance of each factor may differ from year to year, and may differ among individual named executive officers in any given year.  For example, when we recruit externally, market competitiveness, experience, as well as the circumstances unique to a particular candidate, may weigh more heavily in the compensation analysis.  In contrast, when determining year-over-year compensation for current named executive officers, business results and market competitiveness generally factor more heavily into the analysis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation.  These results are reviewed and discussed by the Compensation Committee.  Payouts are most heavily weighted towards financial results of the recently completed fiscal year as compared to targets approved by the Compensation Committee under our incentive compensation plans.  In addition, these results typically form the basis for setting performance targets for the next fiscal year.  To a lesser extent, the Compensation Committee considers the individual performance of our named executive officers.  If and when individual performance is considered noteworthy by the Compensation Committee, or if the Compensation Committee determines that an adjustment in compensation is required due to an executive’s change in job duties or in order to maintain market competitiveness and retention value for that individual, then the Compensation Committee may, irrespective of overall Company performance, use its discretion in determining base salaries.

In evaluating the performance of the Chief Executive Officer and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board.

Elements of 2009 Executive Compensation

Base Salary

In determining base salaries, the Compensation Committee evaluates overall company performance, individual contribution and performance, employee expertise and retention value, base salaries paid for comparable positions in our compensation peer group and total target compensation.  The Compensation Committee reviews the base salaries of the named executive officers to ensure they take into account individual performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity. Our Compensation Committee usually makes compensation decisions for the new fiscal year at its first meeting each year.

Base salaries were not raised in 2009.  Set forth below is the base salary information for the named executive officers; see the “Summary Compensation Table” for more information.

Name	Salary as of 12/31/09
Bennett K. Hatfield	$575,000
Bradley W. Harris	$285,000
William Scott Perkins	$300,000
Roger L. Nicholson	$300,000
Charles G. Snavely	$300,000

Annual Cash Bonus

Our annual non-equity incentive compensation plan is a cash bonus that links the compensation of plan participants directly to the accomplishment of specific business goals that we believe reflect value creation for the stockholders.  Based on the amount of each of the named executive officers’ base salaries, the Compensation Committee has set a target incentive compensation opportunity for each named executive officer (other than the Chief Executive Officer) at 100% of base salary.  The target incentive compensation opportunity is designed to provide substantial incentive for individual and company performance in the safety, environmental and financial aspects of the business, while offering incentive compensation that is competitive with the compensation peer group.

The Chief Executive Officer’s target incentive compensation is set at 200% of his base salary in accordance with his employment agreement.   At his own suggestion, our Chief Executive Officer voluntarily declined to have his bonus calculated in accordance with his employment contract for 2009, and instead elected to utilize the same performance-based methodology by which bonuses were calculated for the rest of the senior management team, representing a voluntary reduction in the amount of bonus payable.

  In December 2009, the Compensation Committee adjusted the maximum payout range associated with the safety and environmental components of the bonus award in order to provide greater incentive for achievement in those areas.  Accordingly, in addition to the target of 100% of base salary, there is a potential maximum award of 110% of base salary based on the following:

Component	Component Weighting	Target	Maximum
Financial Performance	70%	100%	100%
Safety	10%	100%	150%
Environmental	10%	100%	150%
Discretionary	10%	100%	100%

The bonuses paid to the named executive officers under our bonus plan were determined by multiplying the incentive target (in dollars) by an award multiple.  The award multiple is determined based on the results for three performance targets: earnings before interest, taxes, depreciation, depletion, amortization, impairment charges and minority interest (Adjusted EBITDA) representing 70% of the total award, safety and environmental performance each representing 10% of the total award and a discretionary component to be determined by the Compensation Committee representing the final 10% of the total award.

•
Financial Performance: Our 2009 Adjusted EBITDA target for compensation purposes was $207.146 million.  The amount was chosen because it was determined based on the 2009 business plan to be achievable, yet aggressive, and therefore being at risk.  Our 2009 Adjusted EBITDA was $201.677 million including a $7.722 million non-cash gain as a result of a contract settlement.  Because the gain did not represent Adjusted EBITDA derived from operations, management recommended, and the Compensation Committee concurred, that for purposes of awarding annual bonuses, the gain reflected in the Adjusted EBITDA as result of that settlement should not be considered in determining annual bonuses for 2009.  The methodology for calculation of the bonus provides that the financial component should be zero if Adjusted EBITDA was 65% or less of the target.  Since the actual 2009 Adjusted EBITDA exclusive of the gain from the settlement exceeded 65% of the target, a calculation was used by comparing (i) $59.31 million representing the difference between Adjusted EBITDA ($193.955 million) and 65% of the Adjusted EBITDA target ($134.645 million) and (ii) $72.5 million representing the difference between the Adjusted EBITDA target ($207.146 million) and 65% of the Adjusted EBITDA target ($134.645 million), or 81.8%.  Based on these calculations, the Compensation Committee determined to award 81.8% of the 70% in respect of financial performance.

•
Safety Performance: Our safety performance metric is the non-fatal days lost (NFDL) accident rate, which we believe is the most commonly used metric to measure safety in the coal industry, weighted for our actual production mix.  NFDL is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.  Our NFDL weighted average rate in fiscal 2009 was 2.26, which was slightly better than 2.29, the target for achievement of 100% of the safety component, which is 80% of the national weighted NFDL average rate of 2.86.  Based on this measure, the Compensation Committee awarded 101.7% of the 10% safety component.

•
Environmental Stewardship: Our environmental performance is based on violations per inspector day, a commonly used metric within the coal industry.  The violations-per-inspector-day rate (VPID) is calculated based on the total number of environmental notices of violation we received from federal and state mining inspectors per day that an inspector inspects our sites.  Our violations per inspector day in 2009 were 0.011, which is slightly unfavorable compared to the 2008 rate of 0.010.  Based on the slight increase in the total number of violations, the Compensation Committee determined to award 80% of the 10% environmental component.

•
Discretionary: The Compensation Committee may grant a discretionary component in the calculation of annual bonus to take into account specific notable achievements during a year that may not be covered in the financial performance, safety and environmental components.  Given the performance of the Company under the difficult prevailing economic conditions during 2009, as well as operating performance, management development and liquidity maximization achievements of the Company, the Compensation Committee granted 50% of the 10% discretionary component in determining the 2009 annual bonus.

Combining the four components in calculating the annual bonus: financial was 81.1% of 70%, or 57.3%; safety was 101.7% of 10%, or 10.2%; environmental was 80% of 10%, or 8%; and discretionary was 50% of 10% or 5%, yielding an annual bonus of 80.5% of the target bonus amount.  The Compensation Committee authorized the Chief Executive Officer to adjust the individual annual bonus awarded by up to 20% more than the calculated annual bonus amount, or down to zero, for each executive officer based on 2009 performance in their individual areas of responsibility.  The calculated annual bonus award for each of the named executive officers resulted in the annual bonus as set forth in the table below.  In addition, in recognition of the significant progress made by the Company in reaching internal goals and the exceptional leadership of the Chief Executive Officer during a difficult financial period, the Compensation Committee awarded the Chief Executive Officer an additional bonus of 5%.

2009 Annual Cash Bonus

Name	Target Award as a % of Salary	Target Award	Actual Payout as a % of Target	Actual Payout ($)
Bennett K. Hatfield	200%	$1,150,000	85.5%	983,250
Bradley W. Harris	100%	$285,000	80.5%	229,425
William Scott Perkins	100%	$300,000	80.5%	241,500
Roger L. Nicholson	100%	$300,000	88.0%	264,000
Charles G. Snavely	100%	$300,000	95.5%	286,500

See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for more information.

 In December 2009, we set the financial performance target for our named executive officers’ 2010 cash incentive payment based on Adjusted EBITDA.  This financial performance target reflects our expectations for coal industry conditions for 2010, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at risk.

Although payments must be perceived to be at risk to incentivize strong performance, we do not believe that our cash incentive compensation system promotes inappropriate risk-taking by our named executives.  We believe that our selection of Adjusted EBITDA as a performance measure encourages management to take a balanced approach that focuses on corporate profitability.

Stock-Based Compensation

Initial equity awards for our Chief Executive Officer and those members of senior management who report directly to the Chief Executive Officer are authorized by the Compensation Committee.  For new hires in management positions below those members of senior management, initial equity awards are authorized by the Chief Executive Officer who has been granted the authority to make individual awards at levels pre-established by the Compensation Committee.  No initial hiring awards were made to named executive officers in 2009.

The exercise price of each stock option awarded to our senior management under our long-term incentive plan is the closing price of our stock on the date of grant.  Accordingly, those stock options will have intrinsic value to employees only if the market price of the stock increases after that date.  Both stock options and restricted shares generally vest 25% per year over a period of four years; however, all stock option and restricted stock grants will immediately vest upon a change of control and all restricted stock grants will also immediately vest upon the holder’s death or disability.  Stock options expire ten years from the date of grant.

Under our protocol for determining annual equity awards, our Compensation Committee determines annual equity awards for our executives in or about February of each year.  The protocol was designed to encourage the creation of long-term value for our stockholders and promote employee recruitment, retention and equity ownership.  The Company previously made cash payments to gross-up taxes incurred upon the vesting of restricted stock.  This practice was discontinued for restricted stock grants beginning in 2009.  Other than for tax gross-up payments related to rewards prior to 2009, no additional cash payments are provided to assist executives in paying taxes incurred as a result of participating in the plan.  In addition, equity awards are based on the same performance metrics used for the annual cash bonus, but with 70% attributable to financial performance, 20% to safety, and 10% to environmental, with no general discretionary component.  Each of the components has a target, threshold and maximum range as follows:

Component	Target	Threshold	Maximum
Financial Performance	Adjusted EBITDA Target	75%	135%
Safety	National NFDL Rate	125%	50%
Environmental	Prior Year’s VPID Rate	150%	50%

If performance falls between threshold and target or between target and maximum, the award level earned is determined on a pro rata basis.  If performance falls below the threshold level, no award is granted other than at the discretion of the Compensation Committee.  If performance exceeds the maximum award level, the award is capped at the value attributable to the maximum award level.  The total value of the equity awards is determined as a percentage of the average base salary for employees participating in that level.  Our Chief Executive Officer is in a level by himself and the other named executive officers are in a level with other senior management.  The threshold, target and maximum award percentage levels are as follows:

Target Award as a % of Salary

Title	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	25%	50%	100%

The percentages were determined so as to position the Company at or near the median of our peer companies.  The total value of the award is then allocated 40% to restricted stock and 60% to stock options consistent with the previous program.  The value of the award allocated to restricted stock is divided by the per share closing stock price immediately prior to the date when the award is approved.  The value of the award allocated to stock options is divided by the fair value of an individual stock option as determined on the same day using the Black-Scholes option-pricing model.

Equity awards related to 2009 performance for executives, including our named executives, were based on the same financial performance target that the Compensation Committee set in February 2009 for cash bonus awards.  Based on our executives’ actual performance with respect to these targets (and after weighting safety performance to reflect 20% of the calculation instead of the 10% for which it accounts in calculating annual cash bonuses), the equity awards granted in February 2010 (25% vesting on April 30 in each of 2011, 2012, 2013 and 2014) to each of our named executive officers were as follows:

Equity Awards Related to 2009 Performance

Name	Restricted Stock	Stock Options
Bennett K. Hatfield	52,920	155,134
Bradley W. Harris	12,839	37,637
William Scott Perkins	12,839	37,637
Roger L. Nicholson	12,839	37,637
Charles G. Snavely	12,839	37,637

We do not believe that the use of such performance targets in making equity incentive awards has encouraged or will encourage inappropriate risk-taking by our executives.  As with our cash incentive awards, we believe that our selection of Adjusted EBITDA as a financial performance measure encourages management to take a balanced approach that focuses on corporate profitability.  Our 2010 Adjusted EBITDA target reflects our expectations for coal industry conditions for 2010, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at risk.

In March 2009, our Board of Directors adopted the International Coal Group, Inc. Amended and Restated 2005 Equity and Performance Incentive Plan which was approved by stockholders on May 20, 2009.  Equity awards are granted pursuant to that plan.

Stock Ownership Guidelines

Both management and the Board of Directors believe our executives should acquire and retain a significant amount of our stock in order to further align their interests with those of stockholders.  Our Chief Executive Officer is encouraged to achieve stock ownership equal to five times his base salary through retention of initial and annual stock awards and restricted stock grants, and senior executives that directly report to the Chief Executive Officer are encouraged to achieve ownership equal to three times their base salary.  All executives are encouraged to meet these ownership levels within five years after assuming their executive positions.  Our senior officers are either in compliance with this guideline or are expected to be by their five year anniversary of becoming an executive officer.

Retirement Benefits

We believe that retirement benefits to our senior management, including the named executive officers, are an important part of our total compensation program in order to be competitive with our peer companies.  Our retirement benefits are currently provided through our 401(k) plans, medical benefit plans and life insurance plans.  The 401(k) plans match voluntary contributions of all participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible.  The named executive officers participate on the same terms as all of our other employees.  See the “Summary Compensation Table” for information regarding matching contributions to our 401(k) plan.

Perquisites

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive.  In addition to the cash and equity compensation discussed above, we provide our named executive officers with the same benefit package available to all salaried employees.  The package includes:

•	health and dental insurance (portion of costs);

•	basic life insurance; and

•	long-term disability insurance.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table.  Such perquisites include company vehicles and financial planning services.  Additionally, in accordance with Mr. Hatfield’s employment agreement, we are paying premiums through March 2015 with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s spouse’s family trust.  Our use of perquisites as an element of compensation is limited and is largely based on our belief that it is common among our peer group to provide them.  We do not view perquisites as a significant element in our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Change in Control and Severance Benefits

Our senior executive officers, including our named executive officers, are eligible for benefits and payments if their employment terminates upon a change in control or due to a position being eliminated, as further described under “Potential Payments upon Termination or Change in Control.”  Mr. Hatfield’s benefits are provided pursuant to his employment agreement, and the benefits for other senior members of management, including our named executive officers, are provided pursuant to a severance plan.  The purpose of these change-in-control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, allowing our senior management to focus on running our company to maximize stockholder value and mitigate diversion of management’s attention due to uncertainty with respect to their employment situation.  The severance benefits also reflect the fact that it may be difficult for our executives to find comparable employment within a short period of time.

Tax Deductibility

We are mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code which prohibits public companies from deducting certain executive remuneration in excess of $1.0 million per executive.  We intend to maximize the corporate tax deduction.  However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility.  The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

Compensation Policies and Practices as Related to Risk Management

All salaried employees receive cash bonuses based on the same matrix of components as senior management: financial performance, safety performance, environmental stewardship and a component determined by the Compensation Committee in its discretion.  Management then proposes an adjustment to bonus targets, up or down, to reflect that year’s performance or contribution of each particular business unit.  Senior management also conducts an assessment of employees in their respective areas to determine whether an individual adjustment is appropriate.  Certain management employees also receive stock option grants and restricted stock grants based primarily on the same metrics.  The stock awards are allocated 60% to stock options and 40% to restricted stock for executive officers and other more senior-level employees and 40% to stock options and 60% to restricted stock for management participants who do not fall into the senior category.  The balance of cash and stock incentives provides a balance between near-term operational success and long-term strategic growth of the Company.  The Compensation Committee reviews and approves the final compensation decisions and reports to the full Board of Directors.  The Compensation Committee and the Board of Directors believe that this methodology provides incentive without encouraging undue risk-taking by our employees.  This methodology also aligns the interests of all employees with those of senior management and, the Board of Directors believes, the interests of our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our principal executive officer, our principal financial officer and our other three most highly compensated officers who were serving as executive officers at the end of 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield, President and Chief Executive Officer	2009	575,000	–	178,793	276,690	983,250(3)	–	107,330(4)	2,121,063
	2008	515,288	–	312,000	570,720	668,000	–	329,527(5)	2,395,535
	2007	500,000	–	–	–	200,000	–	90,001(6)	790,001

Bradley W. Harris, Senior Vice President, Chief Financial Officer and Treasurer	2009	285,000	–	45,234	70,003	229,425	–	81,099(7)	710,761
	2008	269,077	–	72,000	137,760	177,020	–	283,207(8)	939,064
	2007	265,000	–	–	–	47,700	–	125,726(9)	438,426

William Scott Perkins, Senior Vice President, Kentucky Region Operations	2009	300,000	–	45,234	70,003	241,500	–	34,202(10)	690,939
	2008	280,096	–	72,000	137,760	183,700	–	84,356(11)	757,912
	2007	275,000	–	–	–	52,250	–	32,549(12)	359,799

Roger L. Nicholson, Senior Vice President, Secretary and General Counsel	2009	300,000	–	45,234	70,003	264,000	–	40,973(13)	720,210
	2008	268,154	–	72,000	137,760	182,364	–	91,324(14)	751,602
	2007	260,000	–	–	–	57,200	–	35,360(15)	352,560

Charles G. Snavely, Senior Vice President, West Virginia and Northeast Region Operations	2009	300,000	–	45,234	70,003	286,500	–	36,039(16)	737,776
	2008	260,192	–	72,000	137,760	192,050	–	86,209(17)	748,211
	2007	223,691	–	–	–	47,500	–	31,653(18)	302,844

(1)
This column reflects the aggregate grant date fair value of all restricted stock granted during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC 718”).  However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions.   Amounts shown do not include dividends as none were paid in 2009, 2008 or 2007. For further details on the vesting provisions and other material terms of these awards see “Outstanding Equity Awards at Fiscal Year-End.”  For further details on the assumptions used in the valuation of the awarded restricted stock see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
This column reflects the aggregate grant date fair value of all stock options granted during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively, in accordance with ASC 718.  However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions.   Amounts shown do not include dividends as none were paid in 2009, 2008 or 2007. For further details on the vesting provisions and other material terms of these awards see “Outstanding Equity Awards at Fiscal Year-End.”  For further details on the assumptions used in the valuation of the awarded options see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Represents 80.5% of the target award for Messrs. Harris and Perkins, 88.0% for Mr. Nicholson and 95.5% for Mr. Snavely. Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract and instead decided to have his bonus calculated in the same manner as the senior management team described in the “Compensation Discussion and Analysis - Annual Cash Bonus.”  Mr. Hatfield’s bonus represents 85.5% of the target award calculated in this manner. See Footnote 1 to “Grants of Plan-Based Awards” table for additional information about the calculation of Mr. Hatfield’s bonus pursuant to his employment contract.

(4)
Includes a $76,111 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee and the use of one Company vehicle.

(5)
Includes a $297,371 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan.   Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s spouse’s family trust and the use of one Company vehicle.

(6)
Includes a $68,133 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan.  Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s spouse’s family trust and the use of one Company vehicle.

(7)
Includes a $60,291 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan.  Amount also includes the use of one Company vehicle.

(8)
Includes a $263,059 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan.  Amount also includes the use of one Company vehicle.

(9)
Includes a $104,820 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(10)
Includes a $17,484 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(11)
Includes a $67,734 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(12)
Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(13)
Includes a $17,679 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(14)
Includes a $68,624 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(15)
Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(16)
Includes a $17,679 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $14,700 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(17)
Includes a $68,624 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(18)
Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,408 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table sets forth information regarding the grants of annual cash incentive compensation during 2009 to our executives named in the 2009 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bennett K. Hatfield	3/3/09	–	$1,150,000(1)	$ – (1)	–	–	–	117,627	401,000	$1.52	$455,483

Bradley W. Harris	3/3/09	–	$285,000(2)	$313,500(2)	–	–	–	29,759	101,453	$1.52	$115,236

William Scott Perkins	3/3/09	–	$300,000(2)	$330,000(2)	–	–	–	29,759	101,453	$1.52	$115,236

Roger L. Nicholson	3/3/09	–	$300,000(2)	$330,000(2)	–	–	–	29,759	101,453	$1.52	$115,236

Charles G. Snavely	3/3/09	–	$300,000(2)	$330,000(2)	–	–	–	29,759	101,453	$1.52	$115,236

(1)
Pursuant to Mr. Hatfield’s employment agreement, he is eligible for a targeted annual bonus of 200% of his base salary if our EBITDA for the prior year is between 90% and 110% of forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of any variance above 110% or decrease by 2% of  any variance below 90%.  For 2009, Mr. Hatfield would have been entitled to a bonus of $1,150,000, representing a bonus of 100% of the target.  Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract for 2009 and instead to receive the same percentage as the rest of the senior management team.

(2)
Pursuant to our annual non-equity incentive program, each named executive officer is eligible for a targeted annual bonus equal to 100% and a maximum annual bonus equal to 110% of the named executive’s salary if our prior year’s performance meets threshold targets in the areas of safety, environmental stewardship, profitability and discretionary performance assessments. As further described in the “Compensation Discussion and Analysis,” the calculated annual bonus award for each of the executive officers, prior to individual adjustment, was 80.5% of target.

(3)
This column reflects the aggregate grant date fair value of all restricted stock and stock options granted during the fiscal year ended December 31, 2009 in accordance with ASC 718.  However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions.   Amounts shown do not include dividends as none were paid in 2009, 2008 or 2007.  For further details on the assumptions used in the valuation of the awarded restricted stock and stock options see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2009 for our executive officers named in the 2009 Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bennett K. Hatfield	319,052	–	–	$10.97	3/22/2015	–	$ –	–	–
	87,000	29,000(1)	–	$7.19	7/1/2016	6,500(2)	$25,090	–	–
	58,000	58,000(3)	–	$6.00	3/24/2018	13,000(4)	$50,180	–	–
	29,000	87,000(5)	–	$6.00	3/24/2018	19,500(6)	$75,270	–	–
	–	401,000(7)	–	$1.52	3/3/2019	117,627(8)	$454,040	–	–

Bradley W. Harris	30,000	10,000(1)	–	$6.24	8/30/2016	10,000(2)	$38,600	–	–
	14,000	14,000(3)	–	$6.00	3/24/2018	3,000(4)	$11,580	–	–
	7,000	21,000(5)	–	$6.00	3/24/2018	4,500(6)	$17,370	–	–
	–	101,453(9)	–	$1.52	3/3/2019	29,759(10)	$114,870	–	–

William Scott Perkins	50,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	21,000	7,000(1)	–	$7.19	7/1/2016	1,500(2)	$5,790	–	–
	14,000	14,000(3)	–	$6.00	3/24/2018	3,000(4)	$11,580	–	–
	7,000	21,000(5)	–	$6.00	3/24/2018	4,500(6)	$17,370	–	–
	–	101,453(9)	–	$1.52	3/3/2019	29,759(10)	$114,870	–	–

Roger L. Nicholson	50,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	21,000	7,000(1)	–	$7.19	7/1/2016	1,500(2)	$5,790	–	–
	14,000	14,000(3)	–	$6.00	3/24/2018	3,000(4)	$11,580	–	–
	7,000	21,000(5)	–	$6.00	3/24/2018	4,500(6)	$17,370	–	–
	–	101,453(9)	–	$1.52	3/3/2019	29,759(10)	$114,870	–	–

Charles G. Snavely	40,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	21,000	7,000(1)	–	$7.19	7/1/2016	1,500(2)	$5,790	–	–
	14,000	14,000(3)	–	$6.00	3/24/2018	3,000 (4)	$11,580	–	–
	7,000	21,000(5)	–	$6.00	3/24/2018	4,500 (6)	$17,370	–	–
	–	101,453(9)	–	$1.52	3/3/2019	29,759(10)	$114,870	–	–

(A)	Based on a closing market price of $3.86 per share on December 31, 2009.

(1)	These options will vest on June 30, 2010.

(2)	The restrictions on these shares will lapse on June 30, 2010.

(3)	These options will vest in two equal installments on June 30, 2010 and 2011.

(4)	The restrictions on these shares will lapse in two equal installments on June 30, 2010 and 2011.

(5)	These options will vest in three equal installments on March 25, 2010, 2011 and 2012.

(6)	The restrictions on these shares will lapse in three equal installments on March 25, 2010, 2011 and 2012.

(7)	These options will vest in four equal installments on April 30, 2010, 2011, 2012 and 2013.

(8) The restrictions on these shares will lapse in equal installments of 29,407 shares on April 30, 2010, 2011 and 2012 and 29,406 shares on April 30, 2013.

(9) These options will vest in equal installments of 25,363 shares on April 30, 2010, 2011 and 2012 and 25,364 shares on April 30, 2013.

(10) The restrictions on these shares will lapse in equal installments of 7,440 shares on April 30, 2010, 2011 and 2012 and 7,439 shares on April 30, 2013.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2009 for our executive officers named in the 2009 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bennett K. Hatfield	—	—	19,500	$ 48,620
Bradley W. Harris	—	—	13,000	$ 35,530
William Scott Perkins	—	—	4,500	$ 11,220
Roger L. Nicholson	—	—	4,500	$ 11,220
Charles G. Snavely	—	—	4,500	$ 11,220

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, we have entered into an amended and restated employment agreement with Mr. Hatfield which provides benefits upon the termination of employment under certain conditions, including in connection with a change-in-control, by us without cause and by the named executive officer with good reason. These provisions for Mr. Hatfield are set forth in his employment agreement. Importantly, these provisions limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering Mr. Hatfield’s right to receive termination benefits.

In addition, the Compensation Committee approved and adopted an Executive Severance Plan in 2007 (as amended for some technical matters in December 2009, the “Executive Severance Plan”) which provides certain severance and other benefits to eligible employees (including our named executive officers other than Mr. Hatfield) whose employment is involuntarily terminated by us (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary. We determined that in order to be competitive with our peer companies and to assist in executive retention, it was appropriate to adopt the Executive Severance Plan and to continue it at this time.

We view all of these severance protection benefits as an important component of the total compensation package for our named executive officers. In our view, having these provisions helps to maintain the named executive officers’ objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

Employment Agreement

Employment Agreement with Bennett K. Hatfield

On December 31, 2009, we entered into an Amended and Restated Employment Agreement with Mr. Hatfield to continue to serve as our President, Chief Executive Officer and as a member of the Board of Directors. The amended and restated agreement does not provide any additional benefits to Mr. Hatfield.  We entered into the amended and restated agreement to remove certain historical compensation provisions.  The term of Mr. Hatfield’s employment under the amended and restated agreement ends on March 31, 2012, and may be automatically extended for successive one year terms.  The amended and restated employment agreement provides for a base salary to Mr. Hatfield of $575,000 per year, subject to annual review by the Board of Directors.  In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us meeting certain EBITDA targets. Mr. Hatfield’s target annual bonus for each year of his employment term is 200% of his base salary.  Under the terms of the amended and restated employment agreement. Mr. Hatfield receives term life insurance in the amount of $3.0 million for a period of 62 months from January 1, 2010 that is owned by the Deborah L. Hatfield Article VIII Descendants Trust, and participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to his employment agreement, Mr. Hatfield has been granted (i) an option to purchase shares of our common stock with a grant date value equal to $3.5 million (representing 319,052 shares at a per share exercise price of $10.97), 25% of which vested on the date of grant, 25% vested on March 14, 2006, 25% vested on March 14, 2007 and the remaining 25% vested on March 14, 2008, (ii) 206,250 restricted shares of common stock, 33.3% of which vested on March 14, 2006, 33.3% vested on March 14, 2007 and the remaining 33.3% vested on March 14, 2008, and (iii) 68,750 shares of common stock. Pursuant to his agreement, Mr. Hatfield made a timely election under Section 83(b) of the Code to include the restricted shares in gross income for 2006, and, as a result, we paid Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield. Under the terms of his employment agreement, Mr. Hatfield also purchased 25,000 shares of our common stock in September 2005 at $8.00 per share.

Upon Mr. Hatfield’s termination of employment for any reason, Mr. Hatfield is entitled to earned but unpaid base salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Hatfield is also entitled to (i) a pro rata bonus, based on ICG's actual performance, upon any termination of employment (other than as a result of a termination by us for cause), (ii) three times the sum of base pay and bonus (based on his prior year’s base pay and bonus) and company-paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Hatfield’s employment is terminated without cause or by him for “good reason,” as defined in the agreement (the “Severance Payment”), and (iii) the sum of his base salary and bonus (based on prior three years average) in the event we do not renew the term of his employment contract. The accrued payments will be paid in a lump sum within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following year in which the termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. Mr. Hatfield is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 31, 2009, the amount of the payment to be made to Mr. Hatfield would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Hatfield must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hatfield or his estate if his employment had terminated on December 31, 2009, under various circumstances, see “—Potential Payments and Benefits Upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit its customers or business associates to cease doing business with us. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Potential Payments and Benefits Upon Termination of Employment

The following table sets forth the amount of payments to our named executive officers pursuant to individual employment agreements or the Executive Severance Plan, as applicable, in the event of a termination of employment as a result of (i) voluntary termination (not for cause), (ii) termination for cause, (iii) involuntary termination, (iv) termination following a change in control, (v) retirement, (vi) disability and (vii) death. The payments made to Mr. Hatfield upon termination or a change in control are governed by his employment agreement. All other potential payments and benefits upon termination or a change of control for the other named executive officers are governed by the Executive Severance Plan. Potential payments relating to stock option and restricted stock awards are governed by individual restricted stock agreements and stock option agreements under the Amended and Restated 2005 Equity and Performance Incentive Plan.

Payment of benefits under either the Executive Severance Plan or under Mr. Hatfield’s employment agreement, as applicable, are conditioned upon execution of a general release of claims against us and compliance with confidentiality and non-solicitation covenants for a period of two years. Revocation of the general release or a material breach of the confidentiality and non-solicitation covenants terminates our obligations under the Executive Severance Plan and Mr. Hatfield’s employment agreement, as applicable.

The amounts shown in the table below assume that each named executive officer was terminated on December 31, 2009. Accordingly, the table reflects amounts earned as of December 31, 2009 and includes estimates of amounts to be paid to each named executive officer upon the occurrence of a termination or change in control. Actual amounts to be paid to a named officer can only be determined at the actual time of a termination or change in control.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans. In addition to accrued payments and benefits, pursuant to his employment agreement, Mr. Hatfield is entitled to receive a pro rata bonus, based on our actual performance, upon termination (other than for cause).

The named executive officers are not entitled to receive any form of severance payments or other benefits upon a voluntary decision to terminate employment or upon termination for cause, other than accrued but unpaid salary, bonus and other benefits. In addition, Mr. Hatfield forfeits any cash bonus for the year of his termination in the event of a termination for cause.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

Event	B. K. Hatfield		B. W. Harris		W. S. Perkins		R. L. Nicholson		C. G. Snavely
Voluntary Termination by Named Executive or Retirement(1)
Base Salary(2)	$22,115		$10,962		$11,538		$11,538		$11,538
Non-Equity Incentive(3)	983,250		–		–		–		–
Total	$1,005,365		$10,962		$11,538		$11,538		$11,538

Termination for Cause by Us
Base Salary(2)	$22,115		$10,962		$11,538		$11,538		$11,538
Total	$22,115		$10,962		$11,538		$11,538		$11,538

Termination by Us Without Cause or by Named Executive with Good Reason(4)
Base Salary(2)	$22,115		$10,962		$11,538		$11,538		$11,538
Non-Equity Incentive(3)	983,250		–		–		–		–
Salary	3,729,000	(5)	285,000	(6)	300,000	(6)	300,000	(6)	300,000	(6)
Healthcare Benefits(7)	32,563		24,422		24,422		24,422		24,422
Life Insurance	12,786	(8)	1,950	(9)	1,950	(9)	1,950	(9)	1,950	(9)
Acceleration of Stock Awards(10)	1,542,920								
Total	$6,322,634		$322,334		$337,910		$337,910		$337,910

Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control
Acceleration of Stock Awards(10)	1,542,920		419,820		387,010		387,010		387,010
Excise tax gross-up payment									
Total	$6,322,634		$742,154		$724,920		$724,920		$724,920

Disability(11)
Base Salary(2)	$22,115		$10,962		$11,538		$11,538		$11,538
Non-Equity Incentive(3)	983,250		–		–		–		–
Life Insurance(9)			1,950		1,950		1,950		1,950
Acceleration of Stock Awards(12)	604,580		182,420		149,610		149,610		149,610
Total	$1,609,945		$195,332		$163,098		$163,098		$163,098

Death(13)
Life Insurance(14)	3,500,000		500,000		500,000		500,000		500,000
Total	$5,109,945		$695,332		$663,098		$663,098		$663,098

(1)
Named executive officers are entitled to healthcare and life insurance benefits upon retirement upon the same terms as all salaried employees, subject to the terms of the Retiree Healthcare Benefits Plan, if they are employees with at least 10 years of continuous service, elect to retire from active employment with us at age 62 or older, and are participants in the International Coal Group, Inc. Healthcare Benefits Plan for active employees on the date of retirement. In addition, all outstanding vested stock options expire 90 calendar days after the date of retirement and all outstanding unvested restricted stock awards and unvested stock option awards immediately terminate upon retirement

(2)	Represents accrued but unpaid salary payable in a lump sum.

(3)	Represents pro rata bonus payable upon termination payable in a lump sum.

(4)	Includes termination by Messrs. Harris, Perkins, Nicholson or Snavely as a result of a reduction in 10% or more of the employee’s base salary.

(5)	Represents three times the sum of base pay and bonus, based on prior year’s base pay and bonus. These payments are made in a lump sum.

(6)	Represents a contribution of salary for 12 months following termination, payable bi-monthly in accordance with our normal payroll practices.

(7)
Represents estimated payments of COBRA premiums to be paid by us over a period of time not to exceed 18 months following termination for Messrs. Harris, Perkins, Nicholson and Snavely and 24 months for Mr. Hatfield.

(8)	Represents estimated payments of life insurance premiums to be paid by us monthly until March 15, 2015.

(9)	Represents estimated payments of life insurance premiums to be paid by us over a period of time not to exceed 12 months following termination.

(10)
Benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control” are the same as benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason,” except for the acceleration of stock awards (other than for Mr. Hatfield for whom acceleration of stock awards remains the same). Upon a change in control, our stock option and restricted stock agreements provide for acceleration of unvested stock options and restricted stock awards. Unexercised stock options will then terminate unless otherwise provided in the change in control documentation. In lieu of acceleration, the Compensation Committee may provide for a cash payment or the issuance of new awards with substantially the same terms. The amounts shown assume acceleration of vesting. As the exercise price for a portion of the named executive’s stock options exceeds $3.86, the closing price of our common stock on December 31, 2009, only the value of those options that have an exercise price less than $3.86 have been included for the stock options. The stock options have been valued as $2.34, representing $3.86 less the exercise price of $1.52. The restricted stock has been valued as the product of the total number of shares awarded multiplied by $3.86.

(11)	Healthcare and disability benefits are not included as these benefits are available to all salaried employees generally in the event of disability.

(12)
In the event of a termination by death or disability, all shares of restricted stock will immediately vest and become unrestricted. Outstanding but unvested options are automatically forfeited and vested options will terminate automatically one year after death or disability. The amounts set forth in the table for Acceleration of Stock Awards include both vested options and accelerated restricted stock. The value of the restricted stock is the product of the total number of shares of restricted stock multiplied by $3.86 the closing price of our common stock. As the exercise price for all vested stock options exceeds $3.86, no value has been included for the vested stock options.

(13)	Benefits payable upon “Death” are the same as the benefits payable upon “Disability,” except for life insurance benefits.

(14)	Includes proceeds of life insurance policy payable by third parties for which life insurance premiums are payable by us.

DIRECTOR COMPENSATION IN FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(9)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield(1)	--	--	--	--	--	--	--
Wilbur L. Ross, Jr.	66,000(2)	50,000	--	--	--	--	116,000
Cynthia B. Bezik	63,000(3)	100,000	--	--	--	--	163,000
Maurice E. Carino, Jr.	82,000(4)	50,000	--	--	--	--	132,000
William J. Catacosinos	103,000(5)	50,000	--	--	--	--	153,000
Stanley N. Gaines	101,400(6)	50,000	--	--	--	--	151,400
Samuel A. Mitchell	94,800(7)	50,000	--	--	--	--	144,800
Wendy L. Teramoto	74,000(8)	50,000	--	--	--	--	124,000

(1)	We do not pay director fees to members of our Board of Directors who are also employees.

(2)	Represents annual director fee of $50,000 and attendance fees of $16,000.

(3)
Ms. Bezik elected to receive her 2009 annual retainer in Company stock. The quarterly director fee of $12,500 was divided by the closing stock price on the last day of the quarter, or if such day was not a trading day the next following trading day.  The shares issued were: 7,764 shares on April 1, 2009, 4,371 shares on July 1, 2009, 3,102 shares on October 1, 2009 and 3,238 shares on January 2, 2010.  She also received attendance fees of $48,000 and an annual committee chair retainer of $15,000.

(4)	Represents annual director fee of $50,000 and attendance fees of $32,000.

(5)	Represents annual director fee of $50,000, attendance fees of $48,000 and an annual committee chair retainer of $5,000.

(6)	Represents annual director fee of $50,000, attendance fees of $46,400, and an annual committee chair retainer of $5,000.

(7)	Represents annual director fee of $50,000 and attendance fees of $44,800.

(8)	Represents annual director fee of $50,000 and attendance fees of $24,000.

(9)
Each non-employee director was issued 32,895 restricted share units on March 3, 2009. This amount reflects the grant date fair value of the restricted share units which must be settled in shares of common stock. The dollar amount associated with all outstanding restricted share unit awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 in accordance with ASC 718 was $350,000.  For further details on the assumptions used in the valuation of these awards, see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Director Restricted Stock Unit Grants

In December, 2008, the Board of Directors approved an annual restricted share unit grant with a grant date value equal to $50,000 (the “Annual RSU Grant”) for each member of the Board of Directors to be granted at the same time as the annual equity awards granted to executive officers.  Each restricted stock unit represents a contingent right to receive one share of issuer common stock upon the six-month anniversary of the date on which the director ceases to provide services, subject to director's compliance with certain confidentiality and non-disparagement provisions.  The number of shares issuable is calculated by dividing $50,000 by the closing stock price of the Company’s common stock on the NYSE on the grant date.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE
                       Cynthia B. Bezik
                       Maurice E. Carino, Jr.
                       Stanley N. Gaines (Chair)
                       Samuel A. Mitchell

Compensation Committee Interlocks and Insider Participation

Cynthia B. Bezik, Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell served on the Compensation Committee during the 2009 fiscal year.  None of these persons were officers or employees of the Company during 2009 nor were any of them formerly officers of the Company.  Additionally, none of the Compensation Committee members were related to any person who would require disclosure under Item 404 of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own 5% or more of common stock as of February 15, 2010;

•	each member of our Board of Directors and each of our named executive officers as of March 17, 2010; and

•	all members of our Board of Directors and our executive officers as a group as of March 17, 2010.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned(2)	Percentage
V. Prem Watsa (3)	45,155,588	22.2%
WL Ross Group, L.P.(4)	24,537,423	12.0%
Joseph R. Beckerle	43,306	*
Bennett K. Hatfield	1,265,849	*
Phillip Michael Hardesty	223,731	*
Bradley W. Harris	182,961	*
Oren Eugene Kitts	235,961	*
Samuel R. Kitts	237,961	*
Roger L. Nicholson	241,211	*
William Scott Perkins	219,961	*
Charles G. Snavely	218,461	*
Cynthia B. Bezik(5)	38,408	*
Maurice E. Carino, Jr.(5)	4,000	*
William J. Catacosinos(5)	–	*
Stanley N. Gaines(5)	10,000	*
Samuel A. Mitchell(5)	35,000	*
Wilbur L. Ross, Jr.(5)	24,537,523	12.0%
Wendy L. Teramoto(5)	–	*
All directors and executive officers as a group (16 persons)	27,494,333	13.5%
___________________

*       Less than 1%.

(1)	Unless otherwise noted, the address for this person is c/o International Coal Group, Inc., 300 Corporate Centre Drive, Scott Depot, WV 25560.

(2)
The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days (including restricted shares and options to purchase shares of our common stock which are exercisable or will be exercisable within 60 days). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(3)
Based on information contained in a report on Schedule 13D/A filed with the SEC on March 11, 2010.  Mr. V. Prem Watsa, 1109519 Ontario Limited (“1109519”), The Sixty Two Investment Company Limited (“Sixty Two”), 810679 Ontario Limited (“810679”) and Fairfax Financial Holdings Limited (“Fairfax”) beneficially share voting and dispositive powers.  Odyssey America Reinsurance Corporation (“Odyssey America”), Clearwater Insurance Company (“Clearwater”), United States Fire Insurance Company (“US Fire”), The North River Insurance Company (“North River”) and TIG Insurance Company (“TIG”) beneficially own 15,917,140, 2,133,325, 3,216,300, 7,660,347 and 9,003,782 shares, respectively, with shared voting and dispositive powers. The address for V. Prem Watsa is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; the address for 1109519, 810679 and Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; the address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3; the address of Odyssey America and Clearwater is 300 First Stamford Place, Stamford, Connecticut 06902; the address of US Fire and North River is 305 Madison Ave., Morristown, New Jersey 07962; the address of TIG is 250 Commercial Street, Suite 500, Manchester, NH 03101.

(4)
Represents 5,719,848 shares held directly by WLR Recovery Fund L.P. (“Fund I”), 15,268,575 shares held directly by WLR Recovery Fund II, L.P. (“Fund II”), 3,549,000 shares held directly by WLR Recovery Fund III, L.P. (“Fund III”) and 100 shares held directly by Wilbur L. Ross, Jr.  WLR Recovery Associates LLC is the general partner of Fund I.  WLR Recovery Associates II LLC is the general partner of Fund II.  WLR Recovery Associates III LLC is the general partner of Fund III.  WL Ross Group, L.P. is the managing member of WLR Recovery Associates LLC, WLR Recovery Associates II LLC and WLR Recovery Associates II LLC.  Wilbur L. Ross, Jr., one of our directors, is the managing member of El Vedado, LLC, which is the general partner of WL Ross Group, L.P.  Accordingly, Mr. Ross, El Vedado, LLC, WL Ross Group, L.P., Fund I, Fund II, Fund III, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, and WLR Recovery Associates III LLC can be deemed to share voting and dispositive power over the shares held directly by Fund I, Fund II and Fund III.  Mr. Ross disclaims beneficial ownership over these shares.  The address for WL Ross Group, L.P. is 1166 Avenue of the Americas, New York, New York 10036, Attn: Wendy L. Teramoto and the address for Mr. Ross is 319 Clematis Street, Room 1000 (10th Floor), West Palm Beach, Florida 33401.

(5)
Does not include Restricted Stock Units issued to each non-employee director that do not vest until upon the six-month anniversary of the date on which the director ceases to provide services, subject to certain conditions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2009 were met in a timely manner by our directors, executive officers, and greater than 10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than 5% stockholders and their immediate family members (each, a “Related Person”) may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

In December 2006, the Board of Directors adopted a written Policy for Review of Transactions Between Us and Our Directors, Executive Officers and Other Related Persons (referred to as the “Policy”) governing transactions, arrangements and relationships involving more than $50,000 in which a Related Person has a direct or indirect material interest (“Related Person Transactions”). Pursuant to the Policy, Related Person Transactions must initially be reviewed by our General Counsel. Our General Counsel may take any of the following actions: allow the transaction if the amount involved is less than $120,000 and the terms are comparable to those that could be obtained in an arm’s length transaction with an unrelated party; allow the transaction if he determines it to be in our best interests; request that the Nominating and Corporate Governance Committee pre-approve the transaction; or allow the transaction subject to ratification by the Nominating and Corporate Governance Committee. Our General Counsel is required to report all transactions to the Nominating and Corporate Governance Committee at each of its regularly scheduled meetings.

Pursuant to the Policy, the Nominating and Corporate Governance Committee has pre-approved certain categories of transactions even though they may constitute Related Person Transactions. These categories are:

•	transactions available to all employees;

•	transactions involving less than $50,000 when aggregated with all similar transactions;

•	transactions involving compensation or indemnification of executive offers and directors duly authorized by the Board of Directors or appropriate Board of Directors committee;

•	transactions involving reimbursement for routine expenses in accordance with our policy; and

•	purchases of any products at retail on the same terms available to the public generally.

Under the Advisory Services Agreement, dated as of October 1, 2004, between WL Ross & Co. LLC (“WLR”) and us, WLR agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date of the agreement; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

On December 22, 2009, the Company entered into a privately negotiated agreement with Fairfax Financial Holdings Limited, Odyssey America Reinsurance Corporation and TIG Insurance Company, all of which share voting and dispositive power with Mr. V. Prem Watsa with respect to 26% of our outstanding common stock.  The agreement provided for the exchange of $30 million aggregate principal amount of our 9.00% Convertible Senior Notes due 2012 for approximately 8.6 million shares of our common stock.  The transaction was approved by the Nominating and Corporate Governance Committee pursuant to the above-described Policy.

Pursuant to our Second Amended and Restated Certificate of Incorporation, Second Amended and Restated By-laws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law.  The Company did not record any expense in 2009 relating to this obligation.

AUDIT MATTERS

Fees of Independent Registered Public Accounting Firm

For work performed in regard to 2009 and 2008, we paid Deloitte & Touche LLP the following fees for services, as categorized:

	2009	2008
	(in millions)
Audit fees(1)	$1.76	$1.45
Audit-related fees(2)	$0.09	$0.09
Tax fees(3)	$0.23	$0.02
All other fees	$0.00	$0.00

(1)
Includes fees for audit services principally relating to the annual audit and quarterly reviews, as well as fees of approximately $0.18 million related to a shelf registration statement on Form S-3 in 2009 and $0.06 million for consultation related to valuations and an SEC comment letter in 2008.

(2)	Includes fees pertaining principally to audits of our employee benefit plans.

(3)	Fees for services rendered relating to tax compliance matters.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a pre-approval procedure relating to audit and permitted non-audit services by ICG’s independent registered public accounting firm. The Audit Committee’s policy is to review and pre-approve the audit and non-audit services performed by our independent auditors to ensure that the services do not impair the auditors’ independence. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in 2009 and 2008.  Additional engagements may be pre-approved by the Audit Committee from time to time, provided that pre-approval by the Audit Committee will not be required for de minimis non-audit services that are not prohibited services under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the Public Company Accounting Oversight Board. The Audit Committee will approve an annual program of work for audit, audit-related and tax services and may revise the list of pre-approved services and pre-approved fee levels from time to time based on subsequent determinations.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee may delegate one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by ICG’s independent registered public accounting firm and associated fees, provided that such member reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, in accordance with its written charter, assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing and financial reporting practices. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent registered public accounting firm is responsible for reviewing and auditing the financial statements and expressing an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent registered public accounting firm and the report of the independent registered public accounting firm. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management and has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from us and our management. The Audit Committee has reviewed with the independent registered public accounting firm the scope and plan for its audit.

The Audit Committee has met and discussed with management and the independent registered public accounting firm the fair and complete presentation of our consolidated financial statements. The Audit Committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accounting firm.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as ICG’s independent registered public accounting firm for 2010.

A copy of the Audit Committee’s written charter can be found on our website (www.intlcoal.com) by clicking on Investor Relations,” and then “Corporate Governance” and is available in print.

                         The Audit Committee
                         Cynthia B. Bezik (Chair)
                         William J. Catacosinos
                         Stanley N. Gaines
                         Samuel A. Mitchell

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2011 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Secretary and received by us later than December 10, 2010. Such proposals must be addressed to International Coal Group, Inc., at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, and should be submitted to the attention of Roger L. Nicholson by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2011 Annual Meeting is February 8, 2011. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Annual Meeting. The requirements found in our Second Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Second Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2011 Annual Meeting of Stockholders only if our Secretary receives written notice of any such nominations no earlier than January 10, 2011 and no later than February 8, 2011. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of record entitled to vote and intends to appear in person or by proxy at the meeting at which directors will be elected;

•
the class, series and number of shares of our capital stock that are owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of:

o	the stockholder giving notice,

o	the beneficial owner on whose behalf the notice is given,

o	each nominee, and

o	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•	information required by Regulation 14A of the Exchange Act;

•	the signed consent of each nominee to serve as our director if so elected; and

•
whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our shares entitled to vote required to elect such nominee or nominees.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the 2010 Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2009, was filed with the SEC on January 29, 2010 and is being sent to stockholders on or about April 9, 2010. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to International Coal Group, Inc., Attn: General Counsel, 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary
Scott Depot, West Virginia
April 9, 2010

DIRECTIONS TO 2010 ANNUAL MEETING LOCATION

Marriott New York East Side
525 Lexington Avenue
New York, New York 10017
212.755.4000

FROM JFK INTERNATIONAL AIRPORT:

Take Van Wyck Expressway to 495 West (Long Island Expressway).  Continue to the Midtown Tunnel and exit on Third Avenue.  Turn left on 49th Street.  On-site parking available.

FROM LAGUARDIA AIRPORT:

Take Grand Central Parkway West to the Robert F. Kennedy (Triborough) Bridge.  Then take FDR Drive South to 49th Street Exit.  Continue on 49th Street to Lexington Avenue.  On-site parking available.

FROM NEWARK AIRPORT:

Take New Jersey Turnpike North to the Lincoln Tunnel to 42nd Street.  Continue to Third Avenue.  Turn left on 49th Street.  On-site parking available.

ENCLOSURE

FORM OF PROXY CARD

International Coal Group, Inc.

This proxy is solicited by the Board of Directors for

the Annual Meeting of Stockholders to be held on May 19, 2010

The undersigned hereby appoints Wilbur L. Ross, Jr., Bennett K. Hatfield and Roger L. Nicholson, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2010 Annual Meeting of Stockholders of International Coal Group, Inc. to be held at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017 on Wednesday, May 19, 2010 at 10:00 a.m. (Eastern Time), and any adjournment or postponement thereof, and to vote as shown on this card.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope.

The undersigned acknowledges receipt of the Notice of 2010 Annual Meeting of Stockholders and the proxy statement furnished therewith.

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN THE WAY DESCRIBED ON THIS PROXY CARD VOTES ALL COMMON SHARES OF INTERNATIONAL COAL GROUP, INC. THAT YOU ARE ENTITLED TO VOTE. FOR SHARES REGISTERED IN YOUR NAME, YOUR PROXY MUST BE RECEIVED BY 12:00 A.M. (EASTERN TIME) ON MAY 18, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010.
The International Coal Group, Inc. Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.intlcoal.com/eproxy.

 (Please be sure to sign and date the Proxy in the box below)
______________________________________________________________________

A. Proposals – The Board of Directors recommends a vote FOR Proposals (1), (2) and (4) and AGAINST Proposal (3).

1.	Election of two Class II directors for a term of three years (except as marked to the contrary below): Cynthia B. Bezik and William J. Catacosinos	3.	Stockholder proposal regarding global warming.
☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT		☐ FOR ☐ AGAINST ☐ ABSTAIN
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees name in the space provided below:
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	4.	Transaction of such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.
☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign below.

Please sign exactly as name(s) appear(s) hereon.  Joint owners should each sign.  When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) please print date below	Signature 1 – please keep signature within box	Signature 2 – please keep signature within box

Electronic Voting Instructions
You can vote by Internet or Telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by Internet or telephone must be received by 2:00 a.m. (Eastern Time) on May 19, 2010.
Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by Telephone
•	Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Ú DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Ú

International Coal Group, Inc.

300 Corporate Centre Drive Scott Depot, West Virginia 25560

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE RETURN ENVELOPE PROVIDED: